EXHIBIT A-7

                            ARTICLES OF INCORPORATION

                                       OF

                         UNISOURCE ENERGY SERVICES, INC.


     FIRST: The name of the Corporation is UniSource Energy Services, Inc.

     SECOND: The purpose for which this Corporation is organized is to engage in energy services and related activities and conduct any and all other lawful business for which corporations may be incorporated under the laws of Arizona, as such laws may be amended from time to time.

     THIRD: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock without par value.

     FOURTH: The street address of the known place of business of the Corporation is One S. Church Avenue, Suite 1820, Tucson, Arizona 85701.

     FIFTH: The name of the statutory agent of the Corporation is Diana Durako and her address is One S. Church Avenue, Suite 1820, Tucson, Arizona 85701.

     SIXTH: The initial board of directors of the Corporation shall consist of three (3) directors. The names and addresses of the persons who are to serve as the directors until the first annual meeting of shareholders or until their successors are elected and qualify are as follows:

                  Name                                Address
                  ----                                -------

          James S. Pignatelli            One S. Church Avenue, Suite 1820
                                         Tucson, Arizona  85701

          Michael J. DeConcini           One S. Church Avenue, Suite 1820
                                         Tucson, Arizona  85701

          Vincent Nitido, Jr.            One S. Church Avenue, Suite 1820
                                         Tucson, Arizona  85701

     The number of persons to serve on the board of directors thereafter shall be fixed by the Bylaws of the Corporation.


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     SEVENTH: The initial officers of the Corporation who shall serve at the pleasure of the board of directors are as follows:

                  Name                              Title
                  ----                              -----

          James S. Pignatelli            President

          Dennis R. Nelson               Sr. Vice President and
                                             Chief Operating Officer

          Vincent Nitido, Jr.            Vice President and Secretary

          Kevin P. Larson                Vice President and Treasurer

          Gail K. Boswell                Assistant Treasurer

     EIGHTH: The name of the incorporator is Janice Spencer and her address is One S. Church Avenue, Suite 200, Tucson, Arizona 85701. All powers, duties and responsibilities of the incorporator shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission.

     NINTH: The Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer, director, employee, agent, or incorporator of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

     TENTH: To the fullest extent permitted by the Arizona Revised Statutes as the same exist or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. No repeal, amendment or modification of these Articles of Incorporation, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the Corporation occurring prior to such repeal, amendment or modification.

     EXECUTED as of this 14th day of January, 2003 by the incorporator.


                                                 /s/ Janice Spencer
                                         ----------------------------------
                                                   Janice Spencer